October 24, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:


We have read the statements made by Nuveen California Municipal Bond Fund, Nuveen California High Yield Municipal Bond Fund, Nuveen Connecticut Municipal Bond Fund, Nuveen Massachusetts Municipal Bond Fund, Nuveen New Jersey
Municipal Bond Fund and Nuveen New York Municipal Bond
Fund (the Funds ) each a series of Nuveen Multistate Trust II (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR , as part of the Form N-SAR of the Funds dated October 31, 2016. We agree with the statements concerning our Firm in such Form N-SAR.


Very truly yours,



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chicago, IL.